Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Record First Quarter 2016 Financial Results

Achieved Highest First Quarter Net Income and Diluted EPS in Company History

Fort Lauderdale, FL, May 2, 2016 - Universal Insurance Holdings, Inc. (NYSE: UVE) today reported record first quarter net income of $25.2 million, an increase of 13.0%, or $2.9 million, over the same quarter in 2015. Diluted earnings per share (EPS) were $0.71 for the first quarter of 2016, an increase of 14.5%, or $0.09 per share, over the same quarter in 2015.

“I am very pleased with our outstanding first quarter results, which we achieved notwithstanding the most active severe weather experienced in the first quarter in Florida in company history,” said Sean P. Downes, Universal’s Chairman and Chief Executive Officer. “Our record performance in the quarter highlights the strength of our underwriting standards, our claims handling ability and the high quality of our book of business. We continued to execute well on our key strategic initiatives, including further progress on our geographic expansion efforts as we wrote our first homeowners insurance policy in Michigan and received certificates of authority from New York and New Jersey. We enter the second quarter with a robust financial position and confidence in our underlying growth prospects and will continue to maintain our focus on writing high quality, rate-adequate organic business to drive increasing value for Universal shareholders.”

First-Quarter 2016 & Recent Highlights

•	Net earned premiums grew by $58.1 million, or 61.6%, to $152.4 million.

•	Total revenues increased by $60.6 million, or 58.4%, to $164.4 million.

•	Net income increased by $2.9 million, or 13.0%, to $25.2 million.

•	Diluted EPS grew by $0.09, or 14.5%, to $0.71 per share.

•	Paid dividends of $0.14 per share.

•	Received Certificates of Authority from New York and New Jersey.

•	Wrote our first policy in Michigan.

•	Launched beta test of Universal Direct®, a Direct-to-Consumer online platform for homeowners insurance and wrote our first policy on Universal Direct®.

First-Quarter 2016 Results

Net income for the first quarter of 2016 of $25.2 million reflects an improvement across all revenue measures. The increase in net earned premiums includes both organic growth in policies in force and lower reinsurance costs, including the elimination of quota share reinsurance arrangements effective June 2015.

Earned premiums, total revenues, net income and diluted EPS were higher than any other first quarter in the Company’s history.

Net income was offset by $8.5 million beyond originally projected pre-tax net losses and loss adjustment expenses attributable to first quarter weather events in Florida. These losses and loss adjustment expenses were incremental to amounts provided for in the underlying loss ratio based on historical experience for such events.

Losses and loss adjustment expenses as a percentage of net earned premiums increased 7.8 percentage points resulting in a net loss ratio of 43.4% for the first quarter, compared to 35.6% for the same period last year. The key driver of this increase was the severe weather events in the first quarter of 2016.

Stockholders’ equity reached an all-time high of $314.3 million as of March 31, 2016 compared to $293.1 million as of December 31, 2015. Book value per common share also reached an all-time high of $9.03 as March 31, 2016 compared to $8.34 as of December 31, 2015.

Cash Dividends

On January 14, 2016, the Company announced that its Board of Directors had declared an increased cash dividend of $0.14 per share of common stock, up $0.02 from the $0.12 per share paid during the past four quarters, and that the Board expected to declare and pay a proposed regular quarterly dividend during fiscal year 2016 of $0.14 per share. Payment was made on March 2, 2016 to shareholders of record on February 18, 2016.

On April 13, 2016, the Company announced that its Board of Directors had declared a cash dividend of $0.14 per share of common stock to be paid on July 5, 2016 to shareholders of record on June 15, 2016.

Conference Call

Members of the Universal management team will host a conference call on Tuesday, May 3, 2016 at 10:00 AM ET to discuss the first quarter 2016 financial results. Following prepared remarks, management will conduct a question and answer session.

The call will be accessible by dialing toll free at (888) 887-7180 or toll at (270) 823-1518 (using the Conference I.D.: 97089515). A replay of the call can be accessed toll free at (855) 859-2056 or toll at (404) 537-3406 (using the Conference I.D.: 97089515).

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota and Michigan. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2015.

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UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$227,973	$211,605
Ceded premiums written	(74,059)	(106,497)

Net premiums written	153,914	105,108
Change in net unearned premium	(1,466)	(10,748)

Premiums earned, net	152,448	94,360
Net investment income (expense)	1,605	862
Net realized gains (losses) on investments	667	171
Commission revenue	4,113	3,168
Policy fees	4,114	3,832
Other revenue	1,499	1,417

Total premiums earned and other revenues	164,446	103,810

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	66,117	33,590
General and administrative expenses	57,230	32,197

Total operating costs and expenses	123,347	65,787

INCOME BEFORE INCOME TAXES	41,099	38,023
Income tax expense	15,873	15,693

NET INCOME	$25,226	$22,330

Basic earnings per common share	$0.73	$0.65

Weighted average common shares outstanding - Basic	34,527	34,578

Fully diluted earnings per common share	$0.71	$0.62

Weighted average common shares outstanding - Diluted	35,594	36,081

Cash dividend declared per common share	$0.14	$0.12

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$160,034	$197,014
Restricted cash and cash equivalents	2,635	2,635
Fixed maturities, at fair value	488,725	416,083
Equity securities, at fair value	31,754	42,214
Short-term investments, at fair value	12,505	25,021
Investment real estate, net	8,110	6,117
Prepaid reinsurance premiums	119,927	114,673
Reinsurance recoverable	17,162	22,853
Reinsurance receivable, net	186	353
Premiums receivable, net	54,719	50,980
Other receivables	21,754	4,626
Property and equipment, net	28,070	27,065
Deferred policy acquisition costs, net	61,158	60,019
Income taxes recoverable	5,420	5,420
Deferred income tax asset, net	11,840	13,912
Other assets	4,997	4,563

Total assets	$1,028,996	$993,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$84,975	$98,840
Unearned premiums	449,086	442,366
Advance premium	32,289	24,813
Accounts payable	3,894	378
Reinsurance payable, net	75,446	73,585
Income taxes payable	17,383	—
Other liabilities and accrued expenses	28,549	36,424
Long-term debt	23,077	24,050

Total liabilities	714,699	700,456

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares - 1,000
Issued shares - 10 and 10
Outstanding shares - 10 and 10
Minimum liquidation preference, $9.99 and $9.99 per share
Common stock, $.01 par value	453	455
Authorized shares - 55,000
Issued shares - 45,315 and 45,525
Outstanding shares - 34,800 and 35,110
Treasury shares, at cost - 10,515 and 10,415	(82,676)	(80,802)
Additional paid-in capital	70,280	70,789
Accumulated other comprehensive income (loss), net of taxes	(725)	(4,006)
Retained earnings	326,965	306,656

Total stockholders’ equity	314,297	293,092

Total liabilities, contingently redeemable common stock and stockholders’ equity	$1,028,996	$993,548

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449